UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2018

Myovant Sciences Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-37929	98-1343578
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Suite 1, 3rd Floor 11-12 St. James’s Square London SW1Y 4LB United Kingdom		Not Applicable
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: +44 203 318 9709

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on October 16, 2017, Myovant Sciences Ltd. (the “Company”) and its wholly-owned subsidiaries, Myovant Holdings Limited (“MHL”), Myovant Sciences GmbH (“MSG”), Myovant Sciences, Inc. (“MSI”) and Myovant Sciences Ireland Limited (“MSIL”, together with MHL, MSG and MSI, the “Guarantors” and the Guarantors and the Company, collectively, the “Loan Parties”), entered into a Loan and Security Agreement (the “Hercules Loan Agreement”) with the lenders from time to time party thereto (the “Lenders”) and Hercules Capital, Inc., as agent for itself and the Lenders (“Hercules”).

On March 26, 2018, an additional $15 million of our financing commitments from Hercules and the Lenders was funded (the “March Term Loan”), pursuant to the terms and conditions of the Hercules Loan Agreement, so that the total principal amount of the term loan outstanding under the Hercules Loan Agreement is $40 million. No additional amounts are available to us under the Hercules Loan Agreement. We incorporate by reference the description of the Hercules Loan Agreement included in our Current Report on Form 8-K filed on October 16, 2017, as if fully set forth in this Form 8-K.

The description of the Hercules Loan Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Hercules Loan Agreement filed as exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ending December 31, 2017, filed on February 13, 2018.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the March Term Loan, the Company issued to Hercules a warrant (the “Warrant”) to purchase a number of the Company’s common shares equal to 3% of the principal amount of the March Term Loan divided by the exercise price, which was based on the lowest three day volume-weighted average price for the three consecutive trading days prior to the funding date for the March Term Loan. The Warrant may be exercised on a cashless basis, and is immediately exercisable through the seventh anniversary of the applicable funding date. The number of common shares for which the Warrant is exercisable and the associated exercise price are subject to certain proportional adjustments as set forth in the Warrant. In connection with the March Term Loan, the Company issued a Warrant to Hercules, exercisable for an aggregate of 23,910 of the Company’s common shares at an exercise price of $18.82 per share.

The description of the Warrant contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Warrant filed as Exhibit 4.1 attached hereto.

Neither the Company nor Hercules engaged any investment advisors with respect to the issuance of the Warrant and no finders’ fees were paid to any party in connection therewith. The issuance of the Warrant was made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2018, the Compensation Committee of the Company’s Board of Directors made annual compensation decisions with respect to the Company’s executive officers, including annual base salaries and target bonus opportunities for Lynn Seely, M.D., the Company’s Principal Executive Officer, and Frank Karbe, the Company’s Principal Financial and Accounting Officer, based on benchmarking analysis conducted by the Compensation Committee’s independent consultant. Effective April 1, 2018, Dr. Seely’s annual base salary will be $557,000 and her annual target bonus will be 60% of her base salary, and Mr. Karbe’s annual base salary will be $410,000 and his annual target bonus will be 50% of his base salary.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Warrant Agreement, dated March 26, 2018, issued to Hercules Capital, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myovant Sciences Ltd.

Date: March 30, 2018	By:	/s/ Frank Karbe
Name: Frank Karbe
Title: Principal Financial and Accounting
Officer